UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 8-K

Current Report

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  October 8, 2004

HERBST GAMING, INC.
(Exact name of registrant as specified in its charter)

Nevada	0-71044	88-0446145
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

3440 West Russell Road, Las Vegas, NV  89118
(Address of principal executive offices)

Registrant’s telephone number, including area code: (702) 889-7695

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01, 2.03   ENTRY INTO A MATERIAL AGREEMENT; CREATION OF A DIRECT FINANCIAL OBLIGATION

On October 8, 2004, Herbst Gaming, Inc. (the “Company”) entered into a new credit agreement (the “New Credit Agreement”) with Bank of America, N.A., as Administrative Agent, Swing Line Lender and L/C Issuer, Banc of America Securities LLC, as Lead Arranger and Sole Book Manager (Revolving Loans) and as Joint Lead Arranger and Joint Book Manager (Term Loans), U.S. Bank, National Association, as a Co-Lead Arranger (Revolving Loans), Lehman Commercial Paper Inc., as Joint Lead Arranger and Joint Book Manager (Term Loans) and as Documentation Agent (Revolving Loans), Wells Fargo Bank, National Association, as Syndication Agent, and a syndicate of other banks and commercial lenders.  The New Credit Agreement is an amendment and restatement of the Company’s previous credit agreement dated as of June 10, 2004 (the “Old Credit Agreement”).

The New Credit Agreement provides for a $175 million revolving credit facility, and as further described below, an additional $100 million term loan facility that the Company may use to finance its previously announced acquisition of the riverboat casino assets of Grace Entertainment, Inc. (the “Grace Acquisition”).  Prior to the satisfaction of certain conditions, the maximum amount that the Company may borrow under the revolving credit facility is $150 million.  Approximately $83 million of revolving loans were drawn at closing, including $60 million of term loans made under the Old Credit Agreement that were converted to revolving loans under the New Credit Agreement.  The maturity date for the revolving loans is June 10, 2009.

Concurrently with the consummation of the Grace Acquisition, and provided that no default or event of default exists under the New Credit Agreement, without further consent of the lenders thereto, the Company may request the extension of an additional term loan facility in an aggregate principal amount not to exceed $100 million.  The interest rate and maturity date of the additional term loan facility will be determined at the time of such extension; provided, that the maturity date of the additional term facility is not anticipated to be earlier than the maturity date of the revolving credit facility.

The Company is the borrower under the New Credit Agreement and its obligations under the New Credit Agreement are guaranteed by substantially all of its subsidiaries, including future subsidiaries.  The Company’s obligations under the New Credit Agreement are secured by perfected first priority security liens, subject to certain permitted liens, in substantially all of the Company’s and its subsidiaries’ real, personal, tangible and intangible assets.

Borrowings under the revolving credit facility bear interest, at the Company’s option, at either a Eurodollar rate plus a spread ranging from 1.5% to 3.0%, or at a base rate plus a spread ranging from .25% to 1.75%, with such spread in each case depending on the Company’s Total Debt to EBITDA ratio (such terms as defined in the New Credit Agreement).

The New Credit Agreement contains customary representations and warranties and affirmative and negative covenants. The New Credit Agreement requires the Company to maintain certain financial covenants that include a minimum fixed charge coverage ratio, a maximum Total Debt to EBITDA ratio, and a maximum Senior Debt (as defined in the New Credit Agreement) to EBITDA ratio. In addition, the New Credit Agreement contains restrictions on the ability of the Company and its subsidiaries to, among other things, dispose of assets; incur additional indebtedness; incur guaranty obligations; pay dividends; make capital distributions;

make optional payments or modify subordinated debt instruments; create liens on assets; make investments, loans or advances; make acquisitions; engage in sale-leaseback transactions; engage in mergers or consolidations, liquidations and dissolutions; engage in certain transactions with affiliates; make changes in lines of businesses; and enter into hedging or restrictive agreements or amend material documents.

The New Credit Agreement contains customary events of default, including nonpayment of principal when due; nonpayment of interest, fees or other amounts after a stated grace period; inaccuracy of representations and warranties; violation of covenants, subject in certain cases to negotiated grace periods; certain bankruptcy events and cross-defaults to other material indebtedness; stated change of control events; material judgments; actual or asserted invalidity of any guarantee or security document or security interest; certain ERISA-related events; and failure of the validity, perfection or priority of the liens.  If an event of default occurs and is continuing, the Company may be required to repay all amounts outstanding under the New Credit Agreement.  Lenders holding more than 50% of the loans and commitments under the New Credit Agreement may elect to accelerate the maturity of amounts due under the New Credit Agreement upon the occurrence and during the continuation of an event of default.

Bank of America, N.A., Lehman Commercial Paper Inc., and other lenders under the New Credit Agreement and their respective affiliates have in the past performed, and may in the future from time to time perform, investment banking, financial advisory, lending and/or commercial banking services for the Company and its affiliates, for which service they have in the past received, and may in the future receive, customary compensation and reimbursement of expenses.

SIGNATURES

                Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HERBST GAMING, INC.

Date: October 15, 2004	By:	/s/ Mary Beth Higgins
Mary Beth Higgins
Chief Financial Officer